Filed Pursuant to Rule 424(b)(2)
Registration No. 333-215427

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 25, 2017)

$600,000,000

$400,000,000 3.30% Senior Notes due March 15, 2027

$200,000,000 4.00% Senior Notes due December 1, 2046

We are offering $400,000,000 principal amount of our 3.30% Senior Notes due March 15, 2027, which we refer to in this prospectus supplement as our “2027 notes” and an additional $200,000,000 principal amount of our 4.00% Senior Notes due December 1, 2046, which we refer to in this prospectus supplement as our “2046 notes.” The 2027 notes and the 2046 notes are collectively referred to in this prospectus supplement as the “senior notes.”

We will pay interest on our 2027 notes offered hereby on each March 15 and September 15, commencing September 15, 2017. We will pay interest on our 2046 notes offered hereby on each June 1 and December 1, commencing June 1, 2017. The senior notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the 2046 notes, other than their issue date and public offering price, will be identical to the terms of the $400,000,000 principal amount of 4.00% Senior Notes due December 1, 2046 offered and sold by our prospectus supplement dated November 28, 2016 and the accompanying prospectus. The 2046 notes offered by this prospectus supplement and the accompanying prospectus will have the same CUSIP number as the other notes of the same series and will trade interchangeably with notes of the same series immediately upon settlement. Upon consummation of this offering, the aggregate principal amount of our 4.00% Senior Notes due December 1, 2046, including the 2046 notes offered hereby, will be $600,000,000.

We may redeem either series of the senior notes in whole or in part at any time at the respective redemption prices set forth in this prospectus supplement.

The senior notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

There is no existing public market for the senior notes. We do not intend to apply to list the senior notes on any securities exchange or any automated quotation system.

Investing in these senior notes involves risks. See “Risk Factors” on page S-1 of this prospectus supplement.

	Per 2027 Note	Total	Per 2046 Note	Total
Public Offering Price(1)	99.645%	$398,580,000	97.932%	$195,864,000
Underwriting Discounts and Commissions	0.650%	$2,600,000	0.875%	$1,750,000
Proceeds to Pacific Gas and Electric Company (before expenses)(1)	98.995%	$395,980,000	97.057%	$194,114,000

(1)

Plus accrued interest, (i) with respect to the 2027 notes, from and including original issuance of the 2027 notes, and (ii) with respect to the 2046 notes, from and including December 1, 2016 to but excluding the delivery date (totaling $2,200,000). Accrued interest on the 2046 notes must be paid by the purchasers of the 2046 notes, and must be paid by the purchasers of the 2027 notes in the event the 2027 notes are delivered after March 10, 2017.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The senior notes are expected to be delivered on or about March 10, 2017 through the book-entry facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V.

Joint Book-Running Managers

BNP PARIBAS	Goldman, Sachs & Co.	RBC Capital Markets	Wells Fargo Securities

Co-Managers

BNY Mellon Capital Markets, LLC	TD Securities	Blaylock Beal Van, LLC	MFR Securities, Inc.

March 7, 2017

This prospectus supplement should be read in conjunction with the accompanying prospectus. You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the information incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by us. Neither we nor any underwriter has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter is making an offer to sell the senior notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us is accurate only as of the date of the document containing the information or such other date as may be specified therein.

Unless otherwise indicated, when used in this prospectus supplement and the accompanying prospectus, the terms “we,” “our,” “us” and “the Company” refer to Pacific Gas and Electric Company and its subsidiaries, and the term “Corp” refers to our parent, PG&E Corporation.

S-i

RISK FACTORS

Investing in the senior notes involves risk. These risks are described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. Before making a decision to invest in the senior notes, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements. These statements are subject to various risks and uncertainties, the realization or resolution of which may be outside of management’s control. These statements reflect management’s judgment and opinions which are based on current estimates, expectations, and projections about future events and assumptions regarding these events and management’s knowledge of facts as of the date of this prospectus supplement.

These forward-looking statements relate to, among other matters, estimated losses, including penalties and fines, associated with various investigations and proceedings; forecasts of pipeline-related expenses that we will not recover through rates; forecasts of capital expenditures; estimates and assumptions used in critical accounting policies, including those relating to regulatory assets and liabilities, environmental remediation, litigation, third-party claims, and other liabilities; and the level of future equity or debt issuances. These statements are also identified by words such as “assume,” “expect,” “intend,” “forecast,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “should,” “would,” “could,” “potential” and similar expressions. We are not able to predict all the factors that may affect future results. Some of the factors that could cause future results to differ materially from those expressed or implied by the forward-looking statements, or from historical results, include, but are not limited to:

•	the timing and outcomes of the Butte fire litigation, and whether our insurance is sufficient to cover our liability resulting therefrom or whether insurance is otherwise available; and whether additional investigations and proceedings in connection with the Butte fire will be opened;

•	the timing and outcomes of the 2017 general rate case, transmission owner rate case, cost of capital proceeding, and other ratemaking and regulatory proceedings;

•	the terms of probation and the monitorship imposed in the sentencing phase of our federal criminal trial on January 26, 2017, the timing and outcomes of the debarment proceeding and potential remedial and other measures that could be imposed on us as a result of that proceeding, the Safety Enforcement Division of the California Public Utilities Commission’s (“SED”) unresolved enforcement matters relating to our compliance with natural gas-related laws and regulations, and other investigations that have been or may be commenced relating to our compliance with natural gas-related laws and regulations, and the ultimate amount of fines, penalties, and remedial costs that we may incur in connection with the outcomes;

•	the timing and outcomes of the California Public Utilities Commission’s (“CPUC”) investigation of communications between us and the CPUC that may have violated the CPUC’s rules regarding ex parte communications or are otherwise alleged to be improper, or of a potential settlement, and of the U.S. Attorney’s Office in San Francisco and the California Attorney General’s office investigations in connection with communications between our personnel and CPUC officials, whether additional criminal or regulatory investigations or enforcement actions are commenced with respect to allegedly improper communications, and the extent to which such matters negatively affect the final decisions to be issued in our ratemaking proceedings;

•	whether we are able to repair the harm to our reputation caused by our conviction in the federal criminal trial, the state and federal investigations of natural gas incidents, matters relating to the criminal federal trial, improper communications between the CPUC and us, and our ongoing work to remove encroachments from transmission pipeline rights-of-way;

•	whether we can control our costs within the authorized levels of spending, and successfully implement a streamlined organizational structure and achieve project savings, the extent to which we incur unrecoverable costs that are higher than the forecasts of such costs, and changes in cost forecasts or the scope and timing of planned work resulting from changes in customer demand for electricity and natural gas or other reasons;

•	the timing and outcome of the complaint filed by the CPUC and certain other parties with the Federal Energy Regulatory Commission on February 2, 2017; the complaint requests we provide an open and transparent planning process for our capital transmission projects that do not go through the California Independent System Operator’s Transmission Planning Process in order to allow for participation and input from interested parties. The planning process that may result from the outcome of the proceeding may impact the scope and timing of capital transmission projects that we will execute in the future;

•	the outcome of the CPUC’s investigation into our safety culture, and future legislative or regulatory actions that may be taken to require us to separate our electric and natural gas businesses, restructure into separate entities, undertake some other corporate restructuring, or implement corporate governance changes;

•	the outcomes of the SED’s investigations of potential violations identified through audits, investigations, or self-reports including in connection with our February 2017 self-report related to our customer service representatives’ drug and alcohol testing program;

•	the outcome of future investigations or other enforcement proceedings that may be commenced relating to our compliance with laws, rules, regulations, or orders applicable to our operations, including the construction, expansion or replacement of our electric and gas facilities, inspection and maintenance practices, customer billing and privacy, and physical and cyber security, environmental laws and regulations;

•	the impact of environmental remediation laws, regulations, and orders; the ultimate amount of costs incurred to discharge our known and unknown remediation obligations; and the extent to which we are able to recover environmental costs in rates or from other sources;

•	the ultimate amount of unrecoverable environmental costs we incur associated with the our natural gas compressor station site located near Hinkley, California;

•	the impact of maintenance costs of our electric transmission facilities;

•	the impact of new legislation or Nuclear Regulatory Commission (“NRC”) regulations, recommendations, policies, decisions, or orders relating to the nuclear industry, including operations, seismic design, security, safety, relicensing, the storage of spent nuclear fuel, decommissioning, cooling water intake, or other issues; the impact of actions taken by state agencies that may affect our ability to continue operating Diablo Canyon nuclear power plant (“Diablo Canyon”); whether the CPUC approves the joint proposal that will phase out our Diablo Canyon nuclear units at the expiration of their licenses in 2024 and 2025; whether we obtain the approvals required to withdraw our NRC application to renew the two Diablo Canyon operating licenses; whether the State Lands Commission could be required to perform an environmental review of the new lands lease as a result of the World Business Academy’s assertion that the State Lands Commission committed legal error when it determined that the short term lease extension for an existing facility was exempt from review under the California Environmental Quality Act; and whether we will be able to successfully implement our retention and retraining and development programs for Diablo Canyon employees, and whether these programs will be recovered in rates;

•	whether we are successful in ensuring physical security of our critical assets and whether our information technology, operating systems and networks, including the advanced metering system infrastructure, customer billing, financial, records management, and other systems, can continue to function accurately while meeting regulatory requirements; whether we and our third party vendors and contractors (who host, maintain, modify and update some of our systems) are able to protect our operating systems and networks from damage, disruption, or failure caused by cyber-attacks, computer viruses, or other hazards; whether our security measures are sufficient to protect against unauthorized or inadvertent disclosure of information contained in such systems and networks, including confidential proprietary information and the personal information of customers; and whether we can continue to rely on third-party vendors and contractors that maintain and support some of our information technology and operating systems;

•	the impact of droughts or other weather-related conditions or events, wildfires (such as the Butte fire), climate change, natural disasters, acts of terrorism, war, vandalism (including cyber-attacks), and other events, that can cause unplanned outages, reduce generating output, disrupt our service to customers, or damage or disrupt the facilities, operations, or information technology and systems owned by us, our customers, or third parties on which we rely; whether we incur liability to third parties for property damage or personal injury caused by such events; whether we are subject to civil, criminal, or regulatory penalties in connection with such events; and whether our insurance coverage is available for these types of claims and sufficient to cover our liability;

•	how the CPUC and the California Air Resources Board (“CARB”) implement state environmental laws relating to greenhouse gas, renewable energy targets, energy efficiency standards, distributed energy resources, electric vehicles, and similar matters, including whether we are able to continue recovering associated compliance costs, such as the cost of emission allowances and offsets under cap-and-trade regulations; and whether we are able to timely recover our associated investment costs;

•	the impact of the Senate Bill 887 directing Division of Oil, Gas and Geothermal Resources and CARB to develop permanent regulations for gas storage facility operations in California to comply with new safety and reliability measures, as well the impact of the Pipeline and Hazardous Materials Safety Administration rules effective January 18, 2017 regulating gas storage facilities at the federal level;

•	whether our climate change adaptation strategies are successful;

•	the impact that reductions in customer demand for electricity and natural gas have on our ability to make and recover our investments through rates and earn our authorized return on equity, and whether we are successful in addressing the impact of growing distributed and renewable generation resources, changing customer demand for natural gas and electric services, and an increasing number of customers departing for Community Choice Aggregators;

•	the supply and price of electricity, natural gas, and nuclear fuel; the extent to which we can manage and respond to the volatility of energy commodity prices; our ability and the ability of our counterparties to post or return collateral in connection with price risk management activities; and whether we are able to recover timely our electric generation and energy commodity costs through rates, including our renewable energy procurement costs;

•	disruptions and delays in nuclear fuel supply and related services by our sole source of nuclear fuel assemblies Westinghouse Electric Company, LLC (“WEC”), delays in connection with the Diablo Canyon outage and refueling, and adverse changes in contracts with WEC, as a result of which we could incur additional costs and expenses that could be material and there is no assurance that they would be recoverable in rates;

•	the amount and timing of charges reflecting probable liabilities for third-party claims; the extent to which costs incurred in connection with third-party claims or litigation can be recovered through insurance, rates, or from other third parties; and whether we can continue to obtain adequate insurance coverage for future losses or claims, especially following a major event that causes widespread third-party losses;

•	our ability to access capital markets and other sources of debt and equity financing in a timely manner on acceptable terms;

•	changes in credit ratings which could result in increased borrowing costs especially if we were to lose our investment grade credit ratings;

•	the impact of federal or state laws or regulations, or their interpretation, on energy policy and the regulation of utilities and their holding companies;

•	the impact of the corporate tax reform considered by the new federal administration and the outcome of federal or state tax audits and the impact of any changes in federal or state tax laws, policies, regulations, or their interpretation;

•	changes in the regulatory and economic environment, including potential changes affecting renewable energy sources and associated tax credits, as a result of the new federal administration; and

•	the impact of changes in GAAP, standards, rules, or policies, including those related to regulatory accounting, and the impact of changes in their interpretation or application.

For more information about the significant risks that could affect the outcome of these forward-looking statements and our future financial condition, results of operations and cash flows, you should read the sections titled “Risk Factors” in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus, the documents that we have included as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part and the documents that we refer to under the section of the accompanying prospectus titled “Where You Can Find More Information” completely and with the understanding that our actual future results could be materially different from what we expect when making the forward-looking statements. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus supplement or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OUR COMPANY

We are one of the largest combination natural gas and electric utilities in the United States. We were incorporated in California in 1905 and are a subsidiary of PG&E Corporation. We provide natural gas and electric service to approximately 16 million people throughout a 70,000-square-mile service area in northern and central California. We generate revenues mainly through the sale and delivery of electricity and natural gas to customers. The principal executive offices of PG&E Corporation and Pacific Gas and Electric Company are located at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177, and the telephone number of Pacific Gas and Electric Company is (415)  973-7000.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for each of the fiscal years indicated.

2016	2015	2014	2013	2012
2.04x	1.67x	2.55x	2.23x	2.24x

For the purpose of computing our ratios of earnings to fixed charges, “earnings” represent net income adjusted for the income or loss from equity investees of less than 100% owned affiliates, equity in undistributed income or losses of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). “Fixed charges” include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases, allowance for funds used during construction debt, and earnings required to cover the preferred stock dividend requirements. Fixed charges exclude interest on tax liabilities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $588.7 million (excluding accrued interest), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds from the offering for general corporate purposes, including to repay our outstanding commercial paper. At March 6, 2017, the outstanding commercial paper was approximately $954 million, the weighted average yield on our outstanding commercial paper was approximately 0.91% per annum and the weighted average maturity on our outstanding commercial paper was approximately 14 days.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2016, as adjusted to give effect to (i) the issuance and sale of the senior notes, and (ii) the use of net proceeds from this offering as set forth under “Use of Proceeds” in this prospectus supplement. This table should be read in conjunction with our consolidated financial statements and related notes as of and for the fiscal year ended December 31, 2016, incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	As of December 31, 2016
	Actual	As Adjusted
	(in millions)
Current Liabilities:
Short-term borrowings(1)	$1,516	$927
Total long-term debt classified as current	$700	$700

Capitalization:
Long-term debt(2)	$15,872	$16,466
Shareholders’ equity(3)	18,395	18,395

Total capitalization	$34,267	$34,861

(1)	Actual short-term borrowings primarily included commercial paper and a $250 million floating rate note and as adjusted short-term borrowings gives effect to the use of proceeds of this offering to repay a portion of our outstanding commercial paper.
(2)	Actual long-term debt consisted of $1,108 million of pollution control bonds and $14,764 million of senior notes and as adjusted long-term debt includes the senior notes offered hereby, in each case, net of any discounts and premiums.
(3)	Includes $258 million of preferred stock without mandatory redemption provisions.

DESCRIPTION OF THE SENIOR NOTES

General

You should read the following information in conjunction with the statements under “Description of the Senior Notes” in the accompanying prospectus.

As used in this section, the terms “we,” “us” and “our” refer to Pacific Gas and Electric Company, and not to any of our subsidiaries.

The 2027 notes are being offered in the aggregate principal amount of $400,000,000 and will mature on March 15, 2027.

The 2046 notes are being offered in the aggregate principal amount of $200,000,000 and will mature on December 1, 2046.

We will issue the senior notes under an existing indenture, which was originally entered into on March 11, 2004 and amended and restated on April 22, 2005, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee, as supplemented by supplemental indentures between us and the trustee. Please read the indenture because it, and not this description, defines your rights as holders of the senior notes. We have filed with the Securities and Exchange Commission a copy of the indenture as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Pursuant to the Trust Indenture Act of 1939, as amended, or the 1939 Act, if a default occurs on the senior notes, The Bank of New York Mellon Trust Company, N.A. may be required to resign as trustee under the indenture if it has a conflicting interest (as defined in the 1939 Act), unless the default is cured, duly waived or otherwise eliminated within 90 days.

The 2046 notes form a part of the series of our 4.00% Senior Notes due December 1, 2046 and will have the same terms as the other notes of this series other than their issue date and the public offering price at which the 2046 notes are sold by this prospectus supplement and the accompanying prospectus. We first issued our 4.00% Senior Notes due December 1, 2046 on December 1, 2016. The 2046 notes offered by this prospectus supplement and the accompanying prospectus will have the same CUSIP number as the other notes of the same series and will trade interchangeably with notes of the same series immediately upon settlement. Upon the consummation of this offering, the aggregate principal amount of our 4.00% Senior Notes due December 1, 2046, including the 2046 notes offered hereby, will be $600,000,000.

We may, without consent of the holders of senior notes, issue additional notes under the indenture, having the same terms in all respects to either series of senior notes (except for the public offering price and the issue date and, in some cases, the first interest payment date) so that those additional notes will be consolidated and form a single series with the other outstanding senior notes of such series.

The 2027 notes will bear interest from March 10, 2017 at 3.30% per annum, payable semiannually on each March 15 and September 15, commencing on September 15, 2017 to holders of record at the close of business on March 1 and September 1 immediately preceding the interest payment date.

The 2046 notes offered hereby will bear interest from December 1, 2016 at 4.00% per annum, payable semiannually on each June 1 and December 1, commencing on June 1, 2017, to holders of record on May 15 and November 15 immediately preceding the interest payment date.

We will issue the senior notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Each series of senior notes will be redeemable at our option, in whole or in part, at any time as described below under “Optional Redemption for Senior Notes – Optional Redemption for 2027 Notes” and “Optional Redemption for Senior Notes – Optional Redemption for 2046 Notes.”

Interest on the senior notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any payment date falls on a day that is not a business day, the payment will be made on the next business day, but we will consider that payment as being made on the date that the payment was due to you. In that event, no interest will accrue on the amount payable for the period from and after such payment date to such next business day.

We will issue the senior notes in the form of one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of DTC’s nominee. Information regarding DTC’s book-entry system is set forth below under “Book-Entry System; Global Notes.”

Ranking

The senior notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other existing and future unsecured and unsubordinated obligations. The senior notes will be effectively subordinated to all our secured debt. As of December 31, 2016, we had approximately $15.9 billion of notes outstanding under the indenture for senior notes. The indenture contains no restrictions on the amount of additional indebtedness that may be incurred by us.

As of December 31, 2016, we did not have any outstanding secured debt for borrowed money.

Optional Redemption for Senior Notes

Optional Redemption for 2027 Notes

At any time prior to December 15, 2026 (the date that is three months prior to the maturity date), we may, at our option, redeem the 2027 notes in whole or in part at a redemption price equal to the greater of:

•	100% of the principal amount of the 2027 notes to be redeemed; or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) calculated as if the maturity date of the 2027 notes was December 15, 2026 (the date that is three months prior to the maturity date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest to, but not including, the redemption date.

At any time on or after December 15, 2026 (the date that is three months prior to the maturity date), we may redeem the 2027 notes, in whole or in part, at 100% of the principal amount of the 2027 notes being redeemed plus accrued and unpaid interest to, but not including, the redemption date.

As used in this section “Optional Redemption for 2027 Notes,” the following terms shall have the following meanings:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the applicable Quotation Agent as having a maturity comparable to the remaining term of the 2027 notes to be redeemed, assuming, for such purpose, that the 2027 notes matured on December 15, 2026 (the date that is three months prior to the maturity date (the “remaining term”)), that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2027 notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us for the 2027 notes.

“Reference Treasury Dealer” means (1) each of BNP Paribas Securities Corp., Goldman, Sachs & Co., RBC Capital Markets, LLC and Wells Fargo Securities, LLC and their respective successors, unless any of them ceases to be a primary dealer in certain U.S. government securities (“Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

Optional Redemption for 2046 Notes

At any time prior to June 1, 2046 (the date that is six months prior to the maturity date), we may, at our option, redeem the 2046 notes in whole or in part at a redemption price equal to the greater of:

•	100% of the principal amount of the 2046 notes to be redeemed; or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 2046 notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) calculated as if the maturity date of the 2046 notes was June 1, 2046 (the date that is six months prior to the maturity date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to, but not including, the redemption date.

At any time on or after June 1, 2046 (the date that is six months prior to the maturity date), we may redeem the 2046 notes, in whole or in part, at 100% of the principal amount of the 2046 notes being redeemed plus accrued and unpaid interest to, but not including, the redemption date.

As used in this section “Optional Redemption for 2046 Notes,” the following terms shall have the following meanings:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the applicable Quotation Agent as having a maturity comparable to the remaining term of the 2046 notes to be redeemed, assuming, for such purpose, that the 2046 notes matured on June 1, 2046 (the date that is six months prior to the maturity date (the “remaining term”)), that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2046 notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us for the 2046 notes.

“Reference Treasury Dealer” means (1) each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA Inc. and their respective successors, unless any of them ceases to be a primary dealer in certain U.S. government securities (“Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

General Senior Note Optional Redemption Terms

The redemption price of the senior notes will be calculated assuming a 360-day year consisting of twelve 30-day months.

We will send notice of any redemption of the senior notes at least 10 days but not more than 60 days before the redemption date to each registered holder of the senior notes to be redeemed.

Unless we default in payment of the redemption price of the senior notes, on and after the redemption date, interest will cease to accrue on the senior notes or portions of the senior notes called for redemption.

If we redeem only some of the senior notes, DTC’s practice is to choose by lot the amount to be redeemed from the senior notes held by each of its participating institutions. DTC will give notice to these participants, and these participants will give notice to any “street name” holders of any indirect interests in the senior notes to be redeemed according to arrangements among them. These notices may be subject to statutory or regulatory requirements. We will not be responsible for giving notice of a redemption of the senior notes to be redeemed to anyone other than the registered holders of the senior notes to be redeemed, which is currently DTC. If senior notes to be redeemed are no longer held through DTC and fewer than all the senior notes are to be redeemed, selection of senior notes for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding senior notes by tender, in the open market or by private agreement.

No Sinking Fund for Senior Notes

There is no provision for a sinking fund for the senior notes.

Covenants

The indenture restricts us and any of our subsidiaries which are “significant subsidiaries” from incurring or assuming secured debt or entering into sale and leaseback transactions, except in certain circumstances. The accompanying prospectus describes this covenant (see “Description of the Senior Notes—Restrictions on Liens and Sale and Leaseback Transactions” in the accompanying prospectus) and other covenants contained in the indenture in greater detail and should be read prior to investing.

Book-Entry System; Global Notes

Each series of senior notes will initially be issued in the form of one or more global notes. Each series of senior notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered security certificate will be issued for each series of senior notes in the aggregate principal amount of such series of senior notes, and will be deposited with DTC or the trustee on behalf of DTC and registered in the name of DTC or its nominee. If, however, the aggregate principal amount of a series exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount of such series and an additional certificate will be issued with respect to any remaining principal amount of such series. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain United States federal income tax consequences of the acquisition, ownership and disposition of the senior notes as of the date hereof. This summary is based on the Internal Revenue Code of 1986, as amended, as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described herein. This summary generally is addressed only to original purchasers of the senior notes that purchase the senior notes at the initial offering price, deals only with senior notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, holders of senior notes that are held as a hedge or as part of a hedging, straddle or conversion transaction, certain former citizens or residents of the United States, or United States holders (as defined below) whose functional currency is not the United States dollar. Persons considering the purchase of the senior notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of a senior note, the treatment of such partnership, or a partner in the partnership, will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of a senior note that is a partnership, and partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the senior notes.

We intend to treat the 2046 notes as being issued in a “qualified reopening” for United States federal income tax purposes. Consequently, we intend to treat the 2046 notes as part of the same issue for United States federal income tax purposes as the 4.00% Senior Notes due December 1, 2046. The aggregate price paid for the 2046 notes will include pre-issuance accrued interest from and including December 1, 2016. Such pre-issuance accrued interest will be included in the first interest payment that will be made on June 1, 2017 to the holders of the 2046 notes. We will exclude the pre-issuance accrued interest in determining the issue price of the 2046 notes and, in accordance with this treatment, holders of the 2046 notes will be required to treat a corresponding portion of the interest payable on the first interest payment date as a non-taxable return of the excluded pre-issuance accrued interest, rather than as an amount payable on the 2046 notes.

There are certain tax reform proposals currently being considered in connection with the recent United States elections. While it is uncertain whether any such proposals would be enacted into law, and it is impossible to predict whether this will be the case, if any such proposals were to become law, they could materially change the United States federal income tax consequences described below.

United States Holders

This section describes the tax consequences to a United States holder. A “United States holder” is a beneficial owner of a senior note that is (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any state (including the District of Columbia), (iii) an estate whose income is subject to United States federal income tax on a net income basis in respect of the senior note, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust (or certain trusts that have made a valid election to be treated as a United States person).

If you are not a United States holder, this section does not apply to you. See “Non-United States Holders” below.

Payment of Interest

The senior notes will not be issued with more than a de minimis amount of original issue discount for United States federal income tax purposes. Interest on a senior note will therefore be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder’s method of accounting for United States federal income tax purposes.

Sale, Exchange or Retirement of Senior Notes

Upon the sale, exchange, retirement or other taxable disposition of a senior note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized from the sale, exchange, retirement or other taxable disposition (other than amounts attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income) and the United States holder’s adjusted tax basis in the senior note. A United States holder’s adjusted tax basis in a senior note will generally equal the cost of the senior note to such holder increased by the amount of any accrued but unpaid interest previously included in income. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the senior note has been held for more than one year. Capital losses are subject to certain limitations.

Amortizable Bond Premium

A United States holder who acquires a 2046 note for an amount that is greater than the stated principal amount (in excess of pre-issuance accrued interest) on the 2046 note will be considered to have purchased such note at a premium. A United States holder generally may elect to amortize such premium using a constant yield method over the remaining term of the 2046 note as an offset to interest when includible in income under the United States holder’s method of accounting for tax purposes. Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the Internal Revenue Service. However, because the 2046 notes may be redeemed by us under certain circumstances for a price equal to or greater than the principal amount prior to their maturity date, special rules may affect the amount and timing of the deduction. A United States holder that acquires a 2046 note for an amount that is greater than the stated principal amount (in excess of pre-issuance accrued interest) on the 2046 note should consult with their own tax advisor regarding the consequences of making the amortizable bond premium election and the availability of other elections for United States federal income tax purposes.

Tax on Net Investment Income

Certain non-corporate United States holders of senior notes generally will be subject to a 3.8% tax on their net investment income for the relevant taxable year. Subject to certain exceptions, a United States holder’s calculation of its net investment income generally will include its interest income on, and its net gains from the disposition of, the senior notes. A United States holder that is an individual, estate or trust is urged to consult its tax advisor regarding the applicability of this tax to its income and gains in respect of your investment in the senior notes.

Non-United States Holders

This section describes the tax consequences to a non-United States holder. You are a “non-United States holder” if you are the beneficial owner of a senior note (other than a partnership, including an entity treated as a partnership for United States federal income tax purposes) and are not a United States holder for United States federal income tax purposes.

Payment of Interest

A non-United States holder generally will not be subject to United States federal withholding tax with respect to payments of principal and interest on the senior notes, provided that (i) the non-United States holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the non-United States holder is not for United States federal income tax purposes a controlled foreign corporation related to us (directly or indirectly) through stock ownership, and (iii) the beneficial owner of the senior notes certifies to us or the fiscal and paying agent (on Internal Revenue Service Form W-8BEN, Form W-8BEN-E or other applicable form) under penalties of perjury as to its status as a non-United States holder and complies with applicable identification procedures. Special rules apply to partnerships, estates and trusts and, in certain circumstances, certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof.

Sale, Exchange or Retirement of Senior Notes

A non-United States holder of a senior note generally will not be subject to United States federal income tax on any gain realized upon the sale, exchange, retirement or other disposition of a senior note, unless the non-United States holder is an individual who is present in the United States for 183 days or more during the taxable year of sale, retirement or other disposition and certain other conditions are met. In such case, the non-United States holder generally will be subject to a 30 percent tax on any capital gain recognized on the disposition of the senior notes, after being offset by certain United States source capital losses.

United States Trade or Business

If a non-United States holder of a senior note is engaged in a trade or business in the United States and income or gain from the senior note is effectively connected with the conduct of such trade or business, the non-United States holder will be exempt from withholding tax if appropriate certification has been provided, but will generally be subject to regular United States federal income tax on such income and gain in the same manner as if it were a United States holder. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the United States Internal Revenue Code, the Foreign Account Tax Compliance Act or FATCA provisions, impose a 30 percent United States withholding tax on certain types of payments made to certain foreign entities. Failure to comply with the additional certification, information reporting and other specified requirements imposed under FATCA could result in United States withholding tax being imposed on payments of interest and principal under the senior notes and sales proceeds of the senior notes held by or through a foreign entity. United States Treasury Regulations and applicable guidance provide that FATCA withholding generally applies to payments of interest, and will apply to (i) gross proceeds from the sale, exchange or retirement of debt obligations paid after December 31, 2018, and (ii) certain pass-thru payments received with respect to debt obligations held through foreign financial institutions beginning on the later of January 1, 2019 and the date that applicable final regulations are issued. Prospective investors should consult their own tax advisors regarding FATCA and its effect on them.

Backup Withholding and Information Reporting

In general, payments of interest and the proceeds of sale, exchange, retirement or other disposition of the senior notes payable by a United States paying agent or other United States intermediary will be subject to information reporting. With respect to a non-United States holder, we must report annually to the Internal Revenue Service and to each non-United States holder the amount of any interest paid to such holder regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments to a non-United States holder and the amount of any tax withheld also may be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty. In addition, backup withholding at the then applicable rate (currently 28 percent) will generally apply to these payments if:

•	in the case of a United States holder, the holder fails to provide an accurate taxpayer identification number, fails to certify that the holder is not subject to backup withholding or fails to report all interest and dividends required to be shown on its United States federal income tax returns; or

•	in the case of a non-United States holder, the holder fails to provide the certification on Internal Revenue Service Form W-8BEN, Form W-8BEN-E or other applicable form or otherwise does not provide evidence of exempt status.

Certain United States holders (including, among others, corporations) are not subject to information reporting or backup withholding. Any amount paid as backup withholding will be creditable against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service. Holders of the senior notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, for whom BNP Paribas Securities Corp., Goldman, Sachs & Co., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has severally and not jointly agreed to purchase from us, the principal amount of senior notes set forth opposite its name below.

Underwriter	Principal Amount of 2027 Notes	Principal Amount of 2046 Notes
BNP Paribas Securities Corp.	$84,000,000	$42,000,000
Goldman, Sachs & Co.	84,000,000	42,000,000
RBC Capital Markets, LLC	84,000,000	42,000,000
Wells Fargo Securities, LLC	84,000,000	42,000,000
BNY Mellon Capital Markets, LLC	20,000,000	10,000,000
TD Securities (USA) LLC	20,000,000	10,000,000
Blaylock Beal Van, LLC	12,000,000	6,000,000
MFR Securities, Inc.	12,000,000	6,000,000

Total	$400,000,000	$200,000,000

The underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the senior notes if any of the senior notes are purchased.

The underwriters propose to offer the senior notes directly to the public at the public offering price specified on the cover page to this prospectus supplement and may also offer the senior notes to certain dealers at the public offering price less a concession not to exceed 0.39% of the principal amount of the 2027 notes and 0.525% of the principal amount of the 2046 notes. The underwriters may allow, and these dealers may reallow, concession to certain brokers and dealers not to exceed 0.25% of the principal amount of the 2027 notes and 0.25% of the principal amount of the 2046 notes. After the initial offering of the senior notes, the underwriters may change the offering price and concession.

There is no existing public market for the senior notes. We currently have no intention to apply to list the senior notes on any securities exchange or automated dealer quotation system. The underwriters may make a market in the senior notes after completion of the offering, but will not be obligated to make a market in the senior notes and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

We will agree to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect thereof.

We estimate our expenses for this offering, other than the underwriting discounts and commissions, to be approximately $1.4 million.

We will agree with the underwriters not to, during the period beginning from the date of the underwriting agreement through the closing of this offering, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any debt securities other than the senior notes, without the prior written consent of each of BNP Paribas Securities Corp., Goldman, Sachs & Co., RBC Capital Markets, LLC and Wells Fargo Securities, LLC. This agreement will not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year and the sale or remarketing of tax-exempt bonds issued by a governmental authority or body for our benefit.

In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. Specifically, the underwriters may over-allot in connection with the offering, creating short positions in the senior notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the senior notes, the underwriters may bid for, and purchase, senior notes in the open market. The underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing senior notes in the offering if the underwriters repurchase previously distributed senior notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the senior notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged and may in the future engage in transactions with, and, from time to time, have performed and may perform investment banking, corporate trust and/or commercial banking services for, us and certain of our affiliates in the ordinary course of business, for which they have received and will receive customary compensation. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Affiliates of one or more of the underwriters are part of a consortium of banks that participates in our revolving credit facility or Corp’s revolving credit facility and may also hold our debt securities.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (“EEA”), with effect from and including the date on which the Prospectus Directive is implemented in that Member State (the “Relevant Implementation Date”), an offer to the public of the notes may not be made in that Member State, except that an offer to the public in that Member State of any notes may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted by the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of senior notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of senior notes to the public” in relation to any senior notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe the senior notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Member State.

This European Economic Area selling restriction is in addition to any other selling restriction set out in this prospectus supplement and accompanying prospectus.

Notice to Prospective Investors in the United Kingdom

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The senior notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such senior notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Each underwriter has represented, warranted and agreed that:

1.1	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the senior notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

1.2	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The senior notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the senior notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the senior notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of senior notes will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of senior notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the senior notes.

Notice to Residents of Canada

The senior notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the senior notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The senior notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the senior notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the senior notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the senior notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The senior notes have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the senior notes may not be sold or offered, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

GENERAL INFORMATION

The notes have been accepted for clearance through DTC and have been assigned the following identification number:

	CUSIP Number	ISIN
2027 notes	694308HS9	US694308HS91
2046 notes	694308HR1	US694308HR19

LEGAL MATTERS

The validity of the senior notes will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York represents the underwriters. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed legal services in connection with federal regulatory matters for us and our affiliates.

PROSPECTUS

Pacific Gas and Electric Company

$2,500,000,000

Senior Notes

We may offer and sell from time to time senior notes in one or more offerings. This prospectus provides you with a general description of the senior notes that may be offered.

Each time we offer and sell senior notes, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered senior notes. The prospectus supplement also may add, update or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement for the specific offering before you invest in any of the senior notes. This prospectus may not be used to sell senior notes unless accompanied by a prospectus supplement.

The senior notes may be sold to or through underwriters, dealers or agents or directly to other purchasers. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the senior notes, the aggregate principal amount of senior notes to be purchased by them and the compensation they will receive.

See “Risk Factors” on page 1 for information on certain risks related to the purchase of our securities.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

January 25, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may from time to time offer and sell senior notes in one or more offerings up to a total dollar amount of $2,500,000,000 as described in this prospectus.

This prospectus provides you with only a general description of the senior notes that we may offer. This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered senior notes, please refer to the registration statement of which this prospectus is a part. Each time we sell senior notes, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered senior notes. The prospectus supplement also may add, delete, update or change information contained in this prospectus. You should rely only on the information in the applicable prospectus supplement if this prospectus and the applicable prospectus supplement are inconsistent. Before purchasing any senior notes, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information.” In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” or otherwise included in any applicable prospectus supplement or incorporated by reference in this prospectus before you decide whether to purchase the senior notes. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect our ability to make payments on the senior notes.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriter, dealer or agent will make an offer to sell the senior notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the dates on their covers and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PACIFIC GAS AND ELECTRIC COMPANY

We are a public utility serving more than 16 million people throughout 70,000 square miles in northern and central California. We generate revenues mainly through the sale and delivery of electricity and natural gas to customers.

We were incorporated in California in 1905. Our principal executive offices are located at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177, and our telephone number at that location is (415) 973-7000.

When used in this prospectus, the terms “we,” “our,” “ours” and “us” refer to Pacific Gas and Electric Company, and the term “Corp” refers to our parent, PG&E Corporation, unless the context indicates that the references are to PG&E Corporation and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves risk. Please see risk factors described in our Annual Report on Form 10-K and other reports filed with the SEC, which are all incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus or the applicable supplement to this prospectus. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of our securities.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference in this prospectus and any applicable prospectus supplement contain forward-looking statements that are necessarily subject to various risks and uncertainties. These statements reflect management’s judgment and opinions which are based on current estimates, expectations and projections about future events, and assumptions regarding these events and management’s knowledge of facts as of the date of this prospectus. These forward-looking statements relate to, among other matters, estimated losses, including penalties and fines, associated with various investigations and proceedings; forecasts of pipeline related expenses that we will not recover through rates; forecasts of capital expenditures; estimates and assumptions used in critical accounting policies, including those related to environmental assets and liabilities, environmental remediation, litigation, third-party claims, and other liabilities; and the level of future equity or debt issuances. These statements are also identified by words such as “assume,” “expect,” “intend,” “forecast,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “should,” “would,” “could,” “potential” and similar expressions. We are not able to predict all the factors that may affect future results. Some of the factors that could cause future results to differ materially from those expressed or implied by the forward-looking statements, or from historical results, include, but are not limited to:

•	the timing and outcomes of the 2017 general rate case and the transmission owner rate cases currently before the California Public Utilities Commission (“CPUC”), and other ratemaking and regulatory proceedings;

•

the timing and outcomes of the debarment proceeding and potential remedial and other measures that may be imposed on us as a result of the debarment proceeding and the jury’s verdict in the federal criminal trial (including a potential appointment of one or more independent third-party monitor(s)), the Safety and Enforcement Division’s (“SED”) unresolved enforcement matters relating to our compliance with natural gas-related laws and regulations, and other investigations that have been or may be commenced relating to our compliance with natural gas-related laws and regulations, including the U.S. Attorney’s Office investigation in connection with the natural gas explosion that occurred in

Carmel, California on March 3, 2014 and the U.S. Attorney’s Office in San Francisco investigation in connection with matters relating to the federal criminal trial, and the ultimate amount of fines, penalties, and remedial costs that we may incur in connection with the outcomes;

•	the timing and outcomes of the CPUC’s investigation of communications between us and the CPUC that may have violated the CPUC’s rules regarding ex parte communications or are otherwise alleged to be improper, and of the U.S. Attorney’s Office in San Francisco and the California Attorney General’s office investigations in connection with communications between our personnel and CPUC officials, whether additional criminal or regulatory investigations or enforcement actions are commenced with respect to allegedly improper communications, and the extent to which such matters negatively affect the final decisions to be issued in our ratemaking proceedings;

•	the timing and outcomes of the Butte fire litigation, and whether our insurance is sufficient to cover our liability resulting therefrom or whether insurance is otherwise available; and whether additional investigations and proceedings in connection with the Butte fire will be opened;

•	whether Corp and we are able to repair the harm to our reputations caused by the jury’s verdict in the federal criminal trial and our possible conviction, the state and federal investigations of natural gas incidents, matters relating to the criminal federal trial, improper communications between the CPUC and us, and our ongoing work to remove encroachments from transmission pipeline rights-of-way;

•	whether we can control our costs within the authorized levels of spending, our ability to achieve sustainable efficiencies in our cost structure, the extent to which we incur unrecoverable costs that are higher than the forecasts of such costs, and changes in cost forecasts or the scope and timing of planned work resulting from changes in customer demand for electricity and natural gas or other reasons;

•	the amount and timing of additional common stock and debt issuances by Corp to fund equity contributions to us as we incur charges and costs, including fines, that we cannot recover through rates;

•	the outcome of the CPUC’s investigation into our safety culture, and future legislative or regulatory actions that may be taken to require us to separate our electric and natural gas businesses, restructure into separate entities, undertake some other corporate restructuring, or implement corporate governance changes;

•	the outcomes of the SED’s investigations of potential violations identified though audits, investigations, or self-reports, including in connection with our September 2016 self-report related to atmospheric corrosion inspections;

•	the outcome of future investigations or other enforcement proceedings that may be commenced relating to our compliance with laws, rules, regulations, or orders applicable to our operations, including the construction, expansion or replacement of our electric and gas facilities; inspection and maintenance practices, customer billing and privacy, and physical and cyber security; environmental laws and regulations;

•	the impact of environmental remediation laws, regulations, and orders; the ultimate amount of costs incurred to discharge our known and unknown remediation obligations; and the extent to which we are able to recover environmental costs in rates or from other sources;

•	the ultimate amount of unrecoverable environmental costs we incur associated with our natural gas compressor station site located near Hinkley, California;

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the impact of new legislation or Nuclear Regulatory Commission (“NRC”) regulations, recommendations, policies, decisions, or orders relating to the nuclear industry, including operations, seismic design, security, safety, relicensing, the storage of spent nuclear fuel, decommissioning, cooling water intake, or other issues; the impact of actions taken by state agencies that may affect our ability to continue operating Diablo Canyon; whether the CPUC approves the joint proposal that will phase out our Diablo Canyon nuclear units at the expiration of their licenses in 2024 and 2025; whether we obtain the approvals required to withdraw our NRC application to renew the two Diablo Canyon operating licenses; whether the State Lands Commission could be required to perform an environmental review of the new lands lease as a result of the World Business Academy assertion that the State Lands Commission committed legal error when it determined that the short term lease extension for an existing facility was exempt from review under the California Environmental Quality Act; and whether we will be able to successfully implement our retention and retraining and development programs for Diablo Canyon employees, and whether these programs will be recovered in rates;

•	whether we are successful in ensuring physical security of our critical assets and whether our information technology, operating systems and networks, including the advanced metering system infrastructure, customer billing, financial, records management, and other systems, can continue to function accurately while meeting regulatory requirements; whether we and our third party vendors and contractors (who host, maintain, modify and update some of our systems) are able to protect our operating systems and networks from damage, disruption, or failure caused by cyber-attacks, computer viruses, or other hazards; whether our security measures are sufficient to protect against unauthorized or inadvertent disclosure of information contained in such systems and networks, including confidential proprietary information and the personal information of customers; and whether we can continue to rely on third-party vendors and contractors that maintain and support some of our information technology and operating systems;

•	the impact of droughts or other weather-related conditions or events, wildfires (such as the Butte fire), climate change, natural disasters, acts of terrorism, war, vandalism (including cyber-attacks), and other events, that can cause unplanned outages, reduce generating output, disrupt our service to customers, or damage or disrupt the facilities, operations, or information technology and systems owned by us, our customers, or third parties on which we rely; whether we incur liability to third parties for property damage or personal injury caused by such events; whether we are subject to civil, criminal, or regulatory penalties in connection with such events; and whether our insurance coverage is available for these types of claims and sufficient to cover our liability;

•	how the CPUC and the California Air Resources Board implement state environmental laws relating to greenhouse gas, renewable energy targets, energy efficiency standards, distributed energy resources, electric vehicles, and similar matters, including whether we are able to continue recovering associated compliance costs, such as the cost of emission allowances and offsets under cap-and-trade regulations; and whether we are able to timely recover our associated investment costs;

•	whether our climate change adaptation strategies are successful;

•	the impact that reductions in customer demand for electricity and natural gas have on our ability to make and recover our investments through rates and earn our authorized return on equity, and whether we are successful in addressing the impact of growing distributed and renewable generation resources and changing customer demand for natural gas and electric services;

•	the supply and price of electricity, natural gas, and nuclear fuel; the extent to which we can manage and respond to the volatility of energy commodity prices; our ability and the ability of our counterparties to post or return collateral in connection with price risk management activities; and whether we are able to recover timely our electric generation and energy commodity costs through rates, including our renewable energy procurement costs;

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the amount and timing of charges reflecting probable liabilities for third-party claims; the extent to which costs incurred in connection with third-party claims or litigation can be recovered through insurance, rates, or from other third parties; and whether we can continue to obtain adequate insurance coverage for future losses or claims, especially following a major event that causes widespread third-party losses;

•	our ability to access capital markets and other sources of financing in a timely manner on acceptable terms;

•	changes in credit ratings which could result in increased borrowing costs especially if we were to lose our investment grade credit ratings;

•	the impact of federal or state laws or regulations, or their interpretation, on energy policy and the regulation of utilities and their holding companies;

•	the outcome of federal or state tax audits and the impact of any changes in federal or state tax laws, policies, regulations, or their interpretation; and

•	the impact of changes in GAAP, standards, rules, or policies, including those related to regulatory accounting, and the impact of changes in their interpretation or application.

For more information about the more significant risks that could affect the outcome of these forward-looking statements and our future financial condition and results of operations, you should read the sections of the documents incorporated herein by reference titled “Risk Factors” as well as the important factors that may be set forth under the heading “Risk Factors” in the applicable supplement to this prospectus.

You should read this prospectus, any applicable prospectus supplements, the documents that we incorporate by reference into this prospectus, the documents that we have included as exhibits to the registration statement of which this prospectus is a part and the documents that we refer to under the section of this prospectus titled “Where You Can Find More Information” completely and with the understanding that our actual future results could be materially different from what we expect when making the forward-looking statement. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus, the date of the document incorporated by reference or the date of any applicable prospectus supplement. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	1.57x	1.67x	2.55x	2.23x	2.24x	2.51x

For the purpose of computing the ratios of earnings to fixed charges, “earnings” represent net income adjusted for the income or loss from equity investees of less than 100% affiliates, equity in undistributed income or losses of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). “Fixed charges” include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases and allowance for funds used during construction related to the cost of debt and earnings required to cover the preferred stock dividend requirements. Fixed charges exclude interest on tax liabilities.

USE OF PROCEEDS

Each prospectus supplement will describe the uses of the proceeds from the issuance of the senior notes offered by that prospectus supplement.

DESCRIPTION OF THE SENIOR NOTES

This prospectus describes certain general terms of the senior notes that we may sell from time to time under this prospectus. We will describe the specific terms of each series of senior notes we offer in a prospectus supplement. The senior notes will be issued under an indenture dated as of April 22, 2005 (which supplemented, amended and restated the original indenture dated as of March 11, 2004 as thereafter supplemented) and one or more supplemental indentures that we will enter into with The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. and successor to BNY Western Trust Company), as trustee. We have summarized selected provisions of the indenture and the senior notes below. The information we are providing you in this prospectus concerning the senior notes and the indenture is only a summary of the information provided in those documents, and the summary is qualified in its entirety by reference to the provisions of the indenture, including the forms of senior notes attached thereto. You should consult the senior notes themselves and the indenture for more complete information on the senior notes as they, and not this prospectus or any prospectus supplement, govern your rights as a holder. The indenture is included as an exhibit to the registration statement of which this prospectus is a part. The indenture has been qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and the terms of the senior notes will include those made part of the indenture by the Trust Indenture Act.

In this section, references to “we,” “our,” “ours” and “us” refer only to Pacific Gas and Electric Company and not to any of its direct or indirect subsidiaries or affiliates except as expressly provided.

General

The senior notes are our unsecured general obligations and will rank equally in right of payment to all our other senior and unsubordinated debt. The senior notes will be entitled to the benefit of the indenture equally and ratably with all other senior notes issued under the indenture.

The indenture does not limit the amount of debt we may issue under it or the amount of debt we or our subsidiaries may otherwise incur. We may issue senior notes from time to time under the indenture in one or more series by entering into supplemental indentures or by resolution of our board of directors.

Provisions of a Particular Series

The prospectus supplement applicable to each series of senior notes will specify, among other things:

•	the title of the senior notes;

•	any limit on the aggregate principal amount of the senior notes;

•	the date or dates on which the principal of the senior notes is payable, including the maturity date, or the method or means by which those dates will be determined, and our right, if any, to extend those dates and the duration of any extension;

•	the interest rate or rates of the senior notes, if any, which may be fixed or variable, or the method or means by which the interest rate or rates will be determined, and our ability to extend any interest payment periods and the duration of any extension;

•	the date or dates from which any interest will accrue, the dates on which we will pay interest on the senior notes and the regular record date, if any, for determining who is entitled to the interest payable on any interest payment date;

•	any periods or periods within which, or date or dates on which, the price or prices at which and the terms and conditions on which the senior notes may be redeemed, in whole or in part, at our option;

•	any obligation of ours to redeem, purchase or repay the senior notes pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder and the terms and conditions upon which the senior notes will be so redeemed, purchased or repaid;

•	the denominations in which we will authorize the senior notes to be issued, if other than $1,000 or integral multiples of $1,000;

•	whether we will offer the senior notes in the form of global securities and, if so, the name of the depositary for any global securities;

•	if the amount payable in respect of principal of or any premium or interest on any senior notes may be determined with reference to an index or other fact or event ascertainable outside the indenture, the manner in which such amount will be determined;

•	covenants for the benefit of the holders of that series;

•	the currency or currencies in which the principal, premium, if any, and interest on the senior notes will be payable if other than U.S. dollars and the method for determining the equivalent amount in U.S. dollars;

•	if the principal of the senior notes is payable from time to time without presentation or surrender, any method or manner of calculating the principal amount that is outstanding at any time for purposes of the indenture; and

•	any other terms of the senior notes.

We may sell senior notes at par or at a discount below their stated principal amount or at a premium. We will describe in a prospectus supplement material U.S. federal income tax considerations, if any, and any other special considerations for any senior notes we sell that are denominated in a currency other than U.S. dollars.

Payment

Except as may be provided with respect to a series, interest, if any, on the senior notes payable on each interest payment date will be paid to the person in whose name that senior note is registered as of the close of business on the regular record date for the interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any senior notes, the defaulted interest may be paid to the holders of the senior notes as of a date between 10 and 30 days before the date we propose for payment of defaulted interest or in any other manner not inconsistent with the requirements of any securities exchange on which those senior notes may be listed, if the trustee finds it practicable.

Redemption

Any terms for the optional or mandatory redemption of a series of senior notes will be set forth in a prospectus supplement for the offered series. Unless otherwise indicated in a prospectus supplement, senior notes will be redeemable by us only upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption and, if less than all the senior notes of a series are to be redeemed, the particular senior notes to be redeemed will be selected by the method provided for that particular series, or in the absence of any such provision, by such method of random selection as the registrar deems fair and appropriate.

We have reserved the right to provide conditional redemption notices for redemptions at our option or for redemptions that are contingent upon the occurrence or nonoccurrence of an event or condition that cannot be ascertained prior to the time we are required to notify holders of the redemption. A conditional notice may state that if we have not deposited redemption funds with the trustee or a paying agent on or before the redemption date or we have directed the trustee or paying agent not to apply money deposited with it for redemption of senior notes, we will not be required to redeem the senior notes on the redemption date.

Restrictions on Liens and Sale and Leaseback Transactions

The indenture does not permit us or any of our significant subsidiaries (as defined below) to, (i) issue, incur, assume or permit to exist any debt (as defined below) secured by a lien (as defined below) on any of our principal property (as defined below) or any of our significant subsidiaries’ principal property, whether that principal property was owned when the original indenture was executed (March 11, 2004) or thereafter acquired, unless we provide that the senior notes will be equally and ratably secured with the secured debt or (ii) incur or permit to exist any attributable debt (as defined below) in respect of principal property; provided, however, that the foregoing restriction will not apply to the following:

•	to the extent we or a significant subsidiary consolidates with, or merges with or into, another entity, liens on the property of the entity securing debt in existence on the date of the consolidation or merger, provided that the debt and liens were not created or incurred in anticipation of the consolidation or merger and that the liens do not extend to or cover any of our or a significant subsidiary’s principal property;

•	liens on property acquired after March 11, 2004 and existing at the time of acquisition, as long as the lien was not created or incurred in anticipation thereof and does not extend to or cover any other principal property;

•	liens of any kind, including purchase money liens, conditional sales agreements or title retention agreements and similar agreements, upon any property acquired, constructed, developed or improved by us or a significant subsidiary (whether alone or in association with others) which do not exceed the cost or value of the property acquired, constructed, developed or improved and which are created prior to, at the time of, or within 12 months after the acquisition (or in the case of property constructed, developed or improved, within 12 months after the completion of the construction, development or improvement and commencement of full commercial operation of the property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that the liens do not extend to any principal property other than the property so acquired, constructed, developed or improved;

•	liens in favor of the United States, any state or any foreign country or any department, agency or instrumentality or any political subdivision of the foregoing to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to the lien, including liens related to governmental obligations the interest on which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended, or the Code, or any successor section of the Code;

•	liens in favor of us, one or more of our significant subsidiaries, one or more of our wholly owned subsidiaries or any of the foregoing combination; and

•	replacements, extensions or renewals (or successive replacements, extensions or renewals), in whole or in part, of any lien or of any agreement referred to in the bullet points above or replacements, extensions or renewals of the debt secured thereby (to the extent that the amount of the debt secured by the lien is not increased from the amount originally so secured, plus any premium, interest, fee or expenses payable in connection with any replacements, refundings, refinancings, remarketings, extensions or renewals); provided that replacement, extension or renewal is limited to all or a part of the same property (plus improvements thereon or additions or accessions thereto) that secured the lien replaced, extended or renewed.

Notwithstanding the restriction described above, we or any significant subsidiary may, (i) issue, incur or assume debt secured by a lien not described in the immediately preceding six bullet points on any principal property owned at March 11, 2004 or thereafter acquired without providing that the outstanding senior notes be equally and ratably secured with that debt and (ii) issue or permit to exist attributable debt in respect of principal property, in either case, so long as the aggregate amount of that secured debt and attributable debt, together with the aggregate amount of all other debt secured by liens on principal property not described in the immediately preceding six bullet points then outstanding and all other attributable debt in respect of principal property, does not exceed 10% of our net tangible assets, as determined by us as of a month end not more than 90 days prior to the closing or consummation of the proposed transaction.

For these purposes:

•	“attributable debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in the sale and leaseback transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended. The present value shall be calculated using a discount rate equal to the rate of interest implicit in the transaction, determined in accordance with generally accepted accounting principals, or GAAP.

•	“capital lease obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

•	“debt” means any debt of ours for money borrowed and guarantees by us of debt for money borrowed but in each case excluding liabilities in respect of capital lease obligations or swap agreements.

•	“debt” of a significant subsidiary means any debt of such significant subsidiary for money borrowed and guarantees by the significant subsidiary of debt for money borrowed but in each case excluding liabilities in respect of capital lease obligations or swap agreements.

•	“excepted property” means any right, title or interest of us or any of our significant subsidiaries in, to or under any of the following property, whether owned at March 11, 2004 or thereafter acquired:

•	all money, investment property and deposit accounts (as those terms are defined in the California Commercial Code as in effect on March 11, 2004), and all cash on hand or on deposit in banks or other financial institutions, shares of stock, interests in general or limited partnerships or limited liability companies, bonds, notes, other evidences of indebtedness and other securities, of whatever kind and nature;

•	all accounts, chattel paper, commercial tort claims, documents, general intangibles, instruments, letter-of-credit rights and letters of credit (as those terms are defined in the California Commercial Code as in effect on March 11, 2004), with certain exclusions such as licenses and permits to use the real property of others, and all contracts, leases (other than the lease of certain real property at our Diablo Canyon power plant), operating agreements and other agreements of whatever kind and nature; and all contract rights, bills and notes;

•	all revenues, income and earnings, all accounts receivable, rights to payment and unbilled revenues, and all rents, tolls, issues, product and profits, claims, credits, demands and judgments, including any rights in or to rates, revenue components, charges, tariffs, or amounts arising therefrom, or in any amounts that are accrued and recorded in a regulatory account for collection by us or any significant subsidiary;

•	all governmental and other licenses, permits, franchises, consents and allowances including all emission allowances (or similar rights) created under any similar existing or future law relating to abatement or control of pollution of the atmosphere, water or soil, other than all licenses and permits to use the real property of others, franchises to use public roads, streets and other public properties, rights of way and other rights, or interests relating to the occupancy or use of real property;

•	all patents, patent licenses and other patent rights, patent applications, trade names, trademarks, copyrights and other intellectual property, including computer software and software licenses;

•	all claims, credits, choses in action, and other intangible property;

•	all automobiles, buses, trucks, truck cranes, tractors, trailers, motor vehicles and similar vehicles and movable equipment; all rolling stock, rail cars and other railroad equipment; all vessels, boats, barges and other marine equipment; all airplanes, helicopters, aircraft engines and other flight equipment; and all parts, accessories and supplies used in connection with any of the foregoing;

•	all goods, stock in trade, wares, merchandise and inventory held for the purpose of sale or lease in the ordinary course of business; all materials, supplies, inventory and other items of personal property that are consumable (otherwise than by ordinary wear and tear) in their use in the operation of the principal property; all fuel, whether or not that fuel is in a form consumable in the operation of the principal property, including separate components of any fuel in the forms in which those components exist at any time before, during or after the period of the use thereof as fuel; all hand and other portable tools and equipment; and all furniture and furnishings;

•	all personal property the perfection of a security interest in which is not governed by the California Commercial Code;

•	all oil, gas and other minerals (as those terms are defined in the California Commercial Code as in effect on March 11, 2004) and all coal, ore, gas, oil and other minerals and all timber, and all rights and interests in any of the foregoing, whether or not the minerals or timber have been mined or extracted or otherwise separated from the land; and all electric energy and capacity, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us or any significant subsidiary;

•	all property which is the subject of a lease agreement other than a lease agreement that results from a sale and leaseback transaction designating us or any significant subsidiary as lessee and all our, or a significant subsidiary’s right, title and interest in and to that property and in, to and under that lease agreement, whether or not that lease agreement is intended as security (other than certain real property leased at our Diablo Canyon power plant and the related lease agreement);

•	real, personal and mixed properties of an acquiring or acquired entity unless otherwise made a part of principal property; and

•	all proceeds (as that term is defined in the California Commercial Code as in effect on March 11, 2004) of the property listed in the preceding bullet points.

•	“lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, easement, lease, reservation, restriction, servitude, charge or similar right and any other lien of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease of a similar nature, and any defect, irregularity, exception or limitation in record title or, when the context so requires, any lien, claim or interest arising from anything described in this bullet point.

•	“net tangible assets” means the total amount of our assets determined on a consolidated basis in accordance with GAAP, less (i) the sum of our consolidated current liabilities determined in accordance with GAAP and (ii) the amount of our consolidated assets classified as intangible assets determined in accordance with GAAP, including, but not limited to, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and regulatory assets carried as an asset on our consolidated balance sheet.

•	“principal property” means any property of ours or any of our significant subsidiaries, as applicable, other than excepted property.

•	“significant subsidiary” has the meaning specified in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended, or the Securities Act; provided that, significant subsidiary shall not include any corporation or other entity substantially all the assets of which are excepted property.

•	“swap agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

Consolidation, Merger, Conveyance or Other Transfer

We may not consolidate with or merge with or into any other person (as defined below) or convey, otherwise transfer or lease all or substantially all of our principal property to any person unless:

•	the person formed by that consolidation or into which we are merged or the person which acquires by conveyance or other transfer, or which leases, all or substantially all of the principal property is a corporation, partnership, limited liability company, association, company, joint stock company or business trust, organized and existing under the laws of the United States, or any state thereof or the District of Columbia;

•	the person executes and delivers to the trustee a supplemental indenture that in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the senior notes then outstanding, contains an assumption by the successor person of the due and punctual payment of the principal of and premium, if any, and interest, if any, on all senior notes then outstanding and the performance and observance of every covenant and condition under the indenture to be performed or observed by us;

•	in the case of a lease, the lease is made expressly subject to termination by us or by the trustee at any time during the continuance of an event of default under the indenture;

•	immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation as a result of the transaction as having been incurred by us at the time of the transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the merger, consolidation, conveyance, lease or transfer, as the case may be, fully complies with all provisions of the indenture; provided, however, that the delivery of the officer’s certificate and opinion of counsel shall not be required with respect to any merger, consolidation, conveyance, lease or transfer between us and any of our wholly owned subsidiaries.

Notwithstanding the foregoing, we may merge or consolidate with or transfer all or substantially all of our assets to an affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing our jurisdiction of organization or our form of organization or for the purpose of forming a holding company; provided that the amount of our indebtedness is not increased; and provided, further that the successor assumes all of our obligations under the indenture.

In the case of the conveyance or other transfer of all or substantially all of our principal property to any person as contemplated under the indenture, upon the satisfaction of all the conditions described above, we (as we would exist without giving effect to the transaction) would be released and discharged from all obligations and covenants under the indenture and under the senior notes then outstanding unless we elect to waive the release and discharge.

The meaning of the term “substantially all” has not been definitely established and is likely to be interpreted by reference to applicable state law if and at the time the issue arises and will depend on the facts and circumstances existing at the time.

For these purposes, “person” means any individual, corporation, partnership, limited liability company, association, company, joint stock company, limited liability partnership, joint venture, trust or unincorporated organization, or any other entity whether or not a legal entity, or any governmental authority.

Additional Covenants

We have agreed in the indenture, among other things:

•	to maintain a place of payment;

•	to maintain our corporate existence (subject to the provisions above relating to mergers and consolidations); and

•	to deliver to the trustee an annual officer’s certificate with respect to our compliance with our obligations under the indenture.

Modification of the Indenture; Waiver

We and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of the senior notes of each affected series then outstanding under the indenture, considered as one class, modify or amend the indenture, including the provisions relating to the rights of the holders of senior notes of the affected series. However, no modification or amendment may, without the consent of each holder of affected senior notes:

•	change the stated maturity (except as provided by the terms of a series of senior notes) of the principal of, or interest on, the senior note or reduce the principal amount or any premium payable on the senior note or reduce the interest rate of the senior note, or change the method of calculating the interest rate with respect to the senior note;

•	reduce the amount of principal of any discount senior note that would be payable upon acceleration of the maturity of the senior note;

•	change the coin, currency or other property in which the senior note or interest or premium on the senior note is payable;

•	impair the right to institute suit for the enforcement of any payment on the senior note;

•	reduce the percentage in principal amount of outstanding senior notes the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of defaults;

•	reduce the quorum or voting requirements applicable to holders of the senior notes; or

•	modify the provisions of the indenture with respect to modification and waiver, except as provided in the indenture.

We and the trustee may, without the consent of any holder of senior notes, modify and amend the indenture for certain purposes, including to:

•	add covenants or other provisions applicable to us and for the benefit of the holders of senior notes or one or more specified series thereof or to surrender any right or power conferred on us;

•	cure any ambiguity or to correct or supplement any provision of the indenture which may be defective or inconsistent with other provisions;

•	make any other additions to, deletions from or changes to the provisions under the indenture so long as the additions, deletions or changes do not materially adversely affect the holders of any series of senior notes in any material respect;

•	change or eliminate any provision of the indenture or add any new provision so long as the change, elimination or addition does not adversely affect the interests of holders of senior notes of any series in any material respect; and

•	change any place or places for payment or surrender of senior notes and where notices and demands to us may be served.

The holders of not less than a majority in aggregate principal amount of the senior notes of each affected series then outstanding under the indenture, voting as a single class, may waive compliance by us with our covenant in respect of our corporate existence and the covenants described under “Restrictions on Liens and Sale and Leaseback Transactions” and “Consolidation, Merger, Conveyance or Transfer” and with certain covenants and restrictions that may apply to a series of senior notes as provided in the indenture. The holders of not less than a majority in aggregate principal amount of the senior notes outstanding may, on behalf of the holders of all of the senior notes, waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any senior note and defaults in respect of a covenant or provision in the indenture which cannot be modified, amended or waived without the consent of each holder of affected senior notes.

In order to determine whether the holders of the requisite principal amount of the outstanding senior notes have taken an action under the indenture as of a specified date:

•	the principal amount of a discount senior note that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date; and

•	senior notes owned by us or any other obligor upon the senior notes or any of our or their affiliates will be disregarded and deemed not to be outstanding.

Events of Default

An “event of default” means any of the following events which shall occur and be continuing:

•	failure to pay interest on a senior note within 30 days after the interest becomes due and payable;

•	failure to pay the principal of, or sinking fund payment or premium, if any, on, a senior note when due and payable;

•	failure to perform or breach of any other covenant or warranty applicable to us in the indenture continuing for 90 days after the trustee gives us, or the holders of at least 33% in aggregate principal amount of the senior notes then outstanding give us and the trustee, written notice specifying the default or breach and requiring us to remedy the default or breach, unless the trustee or the trustee and holders of a principal amount of senior notes not less than the principal amount of senior notes the holders of which gave that notice agree in writing to an extension of the period prior to its expiration;

•	certain events of bankruptcy, insolvency or reorganization; and

•	the occurrence of any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our debt, whether the debt existed on March 23, 2004 (the date senior notes were first issued under the original indenture), or is thereafter created, if the event of default: (i) is caused by a failure to pay principal after final maturity of the debt after the expiration of the grace period provided in the debt (which we refer to as a “payment default”) or (ii) results in the acceleration of the debt prior to its express maturity, and, in each case, the principal amount of the debt, together with the principal amount of any other debt under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100 million or more.

The $100 million amount specified in the bullet point above shall be increased in any calendar year subsequent to 2004 by the same percentage increase in the urban CPI for the period commencing January 1, 2004 and ending on January 1 of the applicable calendar year. “Debt” for the purpose of the bullet point above means any debt of ours for money borrowed but, in each case, excluding liabilities in respect of capital lease obligations or swap agreements.

If the trustee deems it to be in the interest of the holders of the senior notes, it may withhold notice of default, except defaults in the payment of principal of or interest or premium on or with respect to, any senior note.

If an event of default occurs and is continuing, the trustee or the holders of not less than 33% in aggregate principal amount of the senior notes outstanding, considered as one class, may declare all principal due and payable immediately by notice in writing to us (and to the trustee if given by holders); provided, however, that if an event of default occurs with respect to the specified events of bankruptcy, insolvency or reorganization, then the senior notes outstanding shall be due and payable immediately without further action by the trustee or holders. If, after such a declaration of acceleration, we pay or deposit with the trustee all overdue interest and principal and premium on senior notes that would have been due otherwise, plus any interest and other conditions specified in the indenture have been satisfied before a judgment or decree for payment has been obtained by the trustee as provided in the indenture, the event or events of default giving rise to the acceleration will be deemed to have been waived and the declaration of acceleration and its consequences will be deemed to have been rescinded and annulled.

No holder of senior notes will have any right to enforce any remedy under the indenture unless the holder has given the trustee written notice of a continuing event of default, the holders of at least 33% in aggregate principal amount of the senior notes outstanding have requested the trustee in writing to institute proceedings in respect of the event of default in its own name as trustee under the indenture and the holder or holders have offered the trustee reasonable indemnity against costs, expenses and liabilities with respect to the request, the trustee has failed to institute any proceeding within 60 days after receiving the notice from holders, and no direction inconsistent with the written request has been given to the trustee during the 60-day period by holders of at least a majority in aggregate principal amount of senior notes then outstanding.

The trustee is not required to risk its funds or to incur financial liability if there is a reasonable ground for believing that repayment to it or adequate indemnity against risk or liability is not reasonably assured.

If an event of default has occurred and is continuing, holders of not less than a majority in principal amount of the senior notes then outstanding generally may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee; provided the direction could not involve the trustee in personal liability where indemnity would not, in the trustee’s sole discretion, be adequate.

Satisfaction and Discharge

Any senior note, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture, and our entire indebtedness in respect of the senior notes will be deemed to have been satisfied and discharged, if certain conditions are satisfied, including an irrevocable deposit with the trustee or any paying agent (other than us) in trust of:

•	money in an amount which will be sufficient; or

•	in the case of a deposit made prior to the maturity of the senior notes or portions thereof, eligible obligations (as described below) which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the trustee or the paying agent, will be sufficient; or

•	a combination of either of the two items described in the two preceding bullet points which will be sufficient;

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the senior notes or portions thereof.

This discharge of the senior notes through the deposit with the trustee of cash or eligible obligations generally will be treated as a taxable disposition for U.S. federal income tax purposes by the holders of those senior notes. Prospective investors in the senior notes should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them in the event of such discharge.

For this purpose, “eligible obligations” for U.S. dollar-denominated senior notes, means securities that are direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, or depositary receipts issued by a bank as custodian with respect to these obligations or any specific interest or principal payments due in respect thereof held by the custodian for the account of the holder of a depositary receipt.

Transfer and Exchange

Senior notes of any series may be exchanged for other senior notes of the same series of authorized denominations and of like aggregate principal amount and tenor. Subject to the terms of the indenture and the limitations applicable to global securities, senior notes may be presented for exchange or registration of transfer at the office of the registrar without service charge (unless otherwise indicated in a prospectus supplement), upon payment of any taxes and other governmental charges imposed on registration of transfer or exchange. Such transfer or exchange will be effected upon the trustee, us or the registrar, as the case may be, being satisfied with the instruments of transfer.

If we provide for any redemption of a series of senior notes, we will not be required to execute, register the transfer of or exchange any senior note of that series for 15 days before a notice of redemption is mailed or register the transfer of or exchange any senior note selected for redemption.

Global Securities

Unless we indicate differently in a prospectus supplement, senior notes initially will be issued in book-entry form and represented by one or more global securities (collectively, the “global securities”), with an aggregate principal amount equal to that of the senior notes they represent. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC National Securities Clearance Corporation, all of which are registered clearing agencies, DTC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, referred to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co, or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time. Beneficial owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC or its nominee. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

In any case where a vote may be required with respect to securities of a particular series, neither DTC nor Cede & Co. (nor any other DTC nominee) will give consents for or vote the global securities, unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and interest payments on the securities will be made to Cede & Co., as or such other nominee as may be requested by authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon receipt of funds and corresponding detail information from us or the paying agent in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC, the paying agent or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may otherwise be requested by an authorized representative of DTC) is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the applicable indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the securities are required to be printed and delivered. Also, we may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), in which event, certificates representing the securities will be printed and delivered to DTC.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

Resignation or Removal of Trustee

The trustee may resign at any time upon written notice to us and the trustee may be removed at any time by written notice delivered to the trustee and us and signed by the holders of at least a majority in principal amount of the outstanding senior notes. No resignation or removal of a trustee will take effect until a successor trustee accepts appointment. In addition, under certain circumstances, we may remove the trustee. We must give notice of resignation and removal of the trustee or the appointment of a successor trustee to all holders of senior notes as provided in the indenture.

Trustees, Paying Agents and Registrars for the Senior Notes

The Bank of New York Mellon Trust Company, N.A. acts as the trustee, paying agent and registrar under the indenture. We may change either the paying agent or registrar without prior notice to the holders of the senior notes, and we may act as paying agent. We and our affiliates maintain ordinary banking and trust relationships with a number of banks and trust companies, including The Bank of New York Mellon Trust Company, N.A.

Governing Law

The indenture and the senior notes are governed by California law.

PLAN OF DISTRIBUTION

We may sell any series of senior notes being offered by this prospectus in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

A prospectus supplement applicable to each series of senior notes will state the terms of the offering of the senior notes, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the senior notes and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or automated quotation system on which the senior notes may be listed.

If we use underwriters in the sale, the senior notes will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices based on prevailing market prices; or

•	at negotiated prices.

Senior notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular senior notes together with the members of the underwriting syndicate, if any. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the particular senior notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the senior notes being offered if any are purchased.

We may sell senior notes directly or through agents we designate from time to time. The prospectus supplement will set forth the name of any agent involved in the offer or sale of senior notes in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters, dealers or agents participating in the distribution of senior notes may be deemed to be underwriters as defined in the Securities Act, and any discounts or commissions received by them on the sale or resale of senior notes may be deemed to be underwriting discounts and commissions under the Securities Act. We may agree with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make in respect of these liabilities.

Unless otherwise specified in a prospectus supplement, senior notes will not be listed on a securities exchange. Any underwriters to whom senior notes are sold by us for public offering and sale may make a market in the senior notes, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

To facilitate a senior notes offering, any underwriter may engage in over-allotment, short covering transactions and penalty bids or stabilizing transactions in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Over-allotment involves sales in excess of the offering size, which creates a short position.

•	Stabilizing transactions permit bids to purchase the underlying senior notes so long as the stabilizing bids do not exceed a specified maximum.

•	Short covering positions involve purchases of senior notes in the open market after the distribution is completed to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a dealer when senior notes originally sold by the dealer are purchased in a covering transaction to cover short positions.

These activities may cause the price of the senior notes to be higher than it otherwise would be. If commenced, these activities may be discontinued by the underwriters at any time.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Pacific Gas and Electric Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the senior notes has been passed upon for us by Orrick, Herrington & Sutcliffe LLP. The validity of the senior notes will be passed upon for any agents, dealers or underwriters by their counsel named in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, information statements and other information with the SEC under File No. 001-2348. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that we file with the SEC. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information deemed to be furnished and not filed) on or (1) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (2) after the date of this prospectus and prior to the termination of any offering of the senior notes made hereby:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016; and

•	our Current Reports on Form 8-K filed with the SEC on February 19, 2016, February 23, 2016, February 29, 2016 (excluding Item 7.01), March 1, 2016, March 4, 2016, March 22, 2016, April 12, 2016, May 2, 2016, May 9, 2016, May 23, 2016, May 24, 2016, May 25, 2016, June 2, 2016, June 21, 2016, June 27, 2016, July 6, 2016, August 1, 2016, August 2, 2016, August 3, 2016, August 4, 2016, August 10, 2016, August 19, 2016, August 19, 2016, August 31, 2016 (excluding Item 7.01 and Item 9.01), September 2, 2016 (excluding Item 7.01), September 21, 2016 (excluding Item 7.01), November 14, 2016 (excluding Item 7.01 and Item 9.01), November 18, 2016, November 22, 2016, December 1, 2016, December 2, 2016 (excluding Item 7.01), December 21, 2016 and January 11, 2017 (excluding Item 7.01).

The incorporation by reference of the filings listed above does not extend to any such filings made by Corp and not us or to any information in any filings jointly made by Corp and us regarding Corp or its other subsidiaries, but not regarding us.

All information incorporated by reference is deemed to be part of this prospectus except to the extent that the information is updated or superseded by information filed with the SEC after the date the incorporated information was filed (including later-dated reports listed above) or by the information contained in this prospectus or the applicable prospectus supplement. Any information that we subsequently file with the SEC that is incorporated by reference, as described above, will automatically update and supersede as of the date of such filing any previous information that had been part of this prospectus or the applicable prospectus supplement, or that had been incorporated herein by reference.

You may request a copy of these filings at no cost by writing or contacting us at the following address:

The Office of the Corporate Secretary

PG&E Corporation

77 Beale Street

P.O. Box 770000

San Francisco, CA 94177

Telephone: (415) 973-8200

Facsimile: (415) 973-8719

$600,000,000

$400,000,000 3.30% Senior Notes due March 15, 2027

$200,000,000 4.00% Senior Notes due December 1, 2046

PROSPECTUS SUPPLEMENT

March 7, 2017

Joint Book-Running Managers

BNP PARIBAS

Goldman, Sachs & Co.

RBC Capital Markets

Wells Fargo Securities

Co-Managers

BNY Mellon Capital Markets, LLC

TD Securities

Blaylock Beal Van, LLC

MFR Securities, Inc.